EXHIBIT 5

Joel Bernstein

Attorney and Counselor-at-Law

Suite 104 2666 Tigertail Avenue Miami, Florida 33133	Tel: 305-858-7300 Fax: 786-513-8522 Jberns@jberns.com

August 31, 2005

CTD Holdings, Inc.

27317 NW 78th Avenue

High Springs, FL 32643

Re:	Registration Statement on Form S-8

Greetings:

I have acted as special counsel to CTD Holdings, Inc., a Florida corporation (the “Corporation”), in connection with the offering of 1,500,000 shares of Corporation Common Stock to be issued pursuant to agreements with consultants and employees. The offering of the shares is to be made pursuant to Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the “Registration Statement”).

I have acted as special counsel to the Corporation in connection with the issuance of the shares.

Please be advised that I am of the opinion that the Corporation’s Common Stock to be registered pursuant to the Registration Statement has been duly authorized by the Corporation and when issued in accordance with the terms of the foregoing agreements such shares will be validly issued by the Corporation and fully paid and non-assessable.

We consent to the filing of this letter as an exhibit to the Registration Statement.

Yours very truly,

/s/ Joel Bernstein